Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:
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


                                                        Three Months Ended            Six Months Ended
                                                        ------------------            ----------------
                                                      June 30,       June 30,       June 30,     June 30,
                                                        2004           2003           2004         2003
                                                        ----           ----           ----         ----
                                                                       (Dollars in thousands)

Earnings before fixed charges:

    Income before income taxes and
       equity in losses of affiliate........         $30,147        $22,013        $48,469        $29,245

    Interest and other debt expense ........          15,083         20,038         30,305         38,827

    Interest portion of rental expense .....             180            191            378            385
                                                     -------        -------        -------        -------

    Earnings before fixed charges ..........         $45,410        $42,242        $79,152        $68,457
                                                     =======        =======        =======        =======

Fixed charges:

    Interest and other debt expense ........         $15,083        $20,038        $30,305        $38,827

    Interest portion of rental expense .....             180            191            378            385

    Capitalized interest ...................              98            211            201            786
                                                     -------        -------        -------        -------

    Total fixed charges ....................         $15,361        $20,440        $30,884        $39,998
                                                     =======        =======        =======        =======

Ratio of earnings to fixed charges .........            2.96           2.07           2.56           1.71


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